Exhibit 99.1

News Release

Investor Contact:

Adam B. Anderson, +1.713.439.8039, adam.anderson@bakerhughes.com

Eric S. Holcomb, +1.713.439.8822, eric.s.holcomb@bakerhughes.com

Media Contact:

Teresa Wong, +1.713.439.8110, teresa.wong@bakerhughes.com

Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces First Quarter Results

HOUSTON, April 24, 2012 – Baker Hughes Incorporated (NYSE: BHI) announced today net income for the first quarter 2012 of $379 million, or $0.86 per diluted share. This compares to $0.87 per diluted share for the first quarter 2011, and to adjusted net income (a non-GAAP measure) of $1.22 per diluted share and net income of $0.72 per diluted share for the fourth quarter 2011. Please see Table 1 for a reconciliation of GAAP to non-GAAP financial measures.

Revenue for the first quarter 2012 was $5.36 billion, up 18% compared to $4.53 billion for the first quarter 2011 and down 1% compared to $5.39 billion for the fourth quarter 2011.

“Our international business performed very well, relative to the typical seasonal declines we see in the first quarter. In particular, the performance of the Europe/Africa/Russia Caspian segment was excellent, driven by strong results across Africa where we provided drilling and evaluation services on multiple high-profile exploration wells in Nigeria, Angola and Mozambique,” said Martin Craighead, Baker Hughes President and Chief Executive Officer. “Our technology enabled us to differentiate on many important new contracts including a high-pressure, high-temperature Wireline contract in Europe, and an Artificial Lift contract for approximately 1,000 wells in Russia. Furthermore, during the quarter we began work on our first Integrated Operations contract in Iraq, and we expect to see further growth in this business throughout the year.

“As previously disclosed, margins in North America were lower than the fourth quarter due to challenges in the Pressure Pumping product line, including the rapid transition from natural gas to oil-directed drilling rig activity, the increasing supply of Pressure Pumping capacity across the market, as well as company specific supply chain challenges. We are addressing our supply chain challenges by improving our distribution network, increasing supplies of critical raw materials and enhancing the utilization of our fleets and other critical assets,” Craighead added.

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“We expect to realize significant benefits from these improvements in the second half of 2012; however, it is clear that the overall market is experiencing pricing pressure that is likely to extend throughout 2012.

“Our other product lines continue to post impressive revenue and operating results in North America” Craighead continued. “Our technological advantages across many of our product lines continue to drive superior performance, and the shift to oil-directed drilling has been very beneficial for our Drilling, Completions, Upstream Chemicals and Artificial Lift product lines.”

Debt increased by $449 million to $4.52 billion compared to the fourth quarter 2011. Cash decreased by $270 million to $780 million compared to the fourth quarter 2011.

Capital expenditures were $671 million, depreciation and amortization expense was $363 million, and dividend payments were $65 million in the first quarter 2012.

Adjusted EBITDA (a non-GAAP measure) in the first quarter 2012 was $990 million, down $194 million sequentially. A reconciliation of net income attributable to Baker Hughes to adjusted EBITDA is provided in Table 2.

Supplemental financial information for revenue and adjusted operating profit before tax (a non-GAAP measure) is provided in Table 4.

Beginning in the first quarter 2012, the revenue and operating profit of Reservoir Development Services have been reclassified from the Industrial Services segment into the geographic operating segments where the work was performed. All segment data in this press release reflects this updated classification. The quarterly results for the last three years have been reclassified to reflect this change and are available online at: www.bakerhughes.com/investor in the financial information section.

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Consolidated Condensed Statements of Income

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In millions, except per share amounts)	2012	2011	2011
Revenue	$5,355	$4,525	$5,387
Costs and Expenses:
Cost of revenue	4,265	3,497	4,118
Research and engineering	124	106	125
Marketing, general and administrative	339	282	303
Impairment of trade names	—	—	315

Total costs and expenses	4,728	3,885	4,861

Operating income	627	640	526
Interest expense, net	(54)	(52)	(57)

Income before income taxes	573	588	469
Income taxes	(193)	(204)	(151)

Net income	380	384	318
Net income attributable to noncontrolling interests	(1)	(3)	(4)

Net income attributable to Baker Hughes	$379	$381	$314

Basic earnings per share attributable to Baker Hughes	$0.86	$0.88	$0.72

Diluted earnings per share attributable to Baker Hughes	$0.86	$0.87	$0.72

Weighted average shares outstanding, basic	439	435	438
Weighted average shares outstanding, diluted	440	437	439

Depreciation and amortization expense	$363	$315	$343

Capital expenditures	$671	$429	$810

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Consolidated Condensed Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$780	$1,050
Accounts receivable, net	5,046	4,878
Inventories, net	3,643	3,222
Other current assets	702	647

Total current assets	10,171	9,797

Property, plant and equipment, net	7,746	7,415
Goodwill	5,958	5,956
Intangible assets, net	1,110	1,143
Other assets	573	536

Total assets	$25,558	$24,847

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$1,932	$1,810
Short-term borrowings and current portion of long-term debt	675	224
Accrued employee compensation	622	704
Other accrued liabilities	632	764

Total current liabilities	3,861	3,502

Long-term debt	3,843	3,845
Deferred income taxes and other tax liabilities	796	810
Long-term liabilities	676	726

Equity	16,382	15,964

Total liabilities and equity	$25,558	$24,847

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Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(In millions)	2012	2011
Cash flows from operating activities:
Net income	$380	$384
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	363	315
Other, primarily working capital	(819)	(623)

Net cash flows from operating activities	(76)	76

Cash flows from investing activities:
Expenditures for capital assets	(671)	(429)
Other	103	73

Net cash flows from investing activities	(568)	(356)

Cash flows from financing activities:
Net proceeds (payments) of debt	449	(36)
Dividends	(65)	(65)
Other	(13)	61

Net cash flows from financing activities	371	(40)

Effect of foreign exchange rate changes on cash	3	8

Decrease in cash and cash equivalents	(270)	(312)
Cash and cash equivalents, beginning of period	1,050	1,456

Cash and cash equivalents, end of period	$780	$1,144

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Table 1: Reconciliation of GAAP and Non-GAAP Financial Measures1

The following table reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted net income, which excludes certain identified items (a non-GAAP financial measure) referenced in this news release. There were no identified items requiring adjustment for the first quarters of 2012 or 2011.

	Three months ended December 31, 2011
(Unaudited) (In millions, except per share amounts)	Net Income	Diluted Earnings Per Share
Net income attributable to Baker Hughes (GAAP)	$314	$0.72
Identified Item:
Impairment of trade names	220	0.50

Adjusted net income (non-GAAP)	$534	$1.22

[1]

Adjusted net income is a non-GAAP measure comprised of net income attributable to Baker Hughes excluding the impact of certain identified items. The company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the company’s operations. Reconciliation of net income attributable to Baker Hughes, a GAAP measure, to adjusted net income for historical periods can be found in the Supplemental Financial Information on the company’s website at: www.bakerhughes.com/investor.

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Table 2: Calculation of EBIT, EBITDA and Adjusted EBITDA (non-GAAP measures)1

	Three Months Ended
	March 31,		December 31,
(In millions)	2012	2011	2011
Net income attributable to Baker Hughes	$379	$381	$314
Net income attributable to NCI[2]	1	3	4
Income taxes	193	204	151

Income before income taxes	573	588	469
Interest expense, net	54	52	57

Earnings before interest and taxes (EBIT)	627	640	526
Depreciation and amortization expense	363	315	343

Earnings before interest, taxes, depreciation and amortization (EBITDA)	990	955	869
Adjustments to EBITDA:
Impairment of trade names	—	—	315

Adjusted EBITDA	$990	$955	$1,184

[1]

EBIT, EBITDA and Adjusted EBITDA (as defined in the calculations above) are non-GAAP measures. Management is providing these measures because it believes that such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

[2]	Noncontrolling interests.

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Table 3: Segment Revenue, Profit Before Tax, and Profit Before Tax Margin1

	Three Months Ended
	March 31,		December 31,
(In millions)	2012	2011[3]	2011[3]
Segment Revenue
North America	$2,863	$2,358	$2,828
Latin America	573	474	602
Europe/Africa/Russia Caspian	893	782	910
Middle East/Asia Pacific	745	664	764
Industrial Services	281	247	283

Total Operations	$5,355	$4,525	$5,387

Profit Before Tax[2]
North America	$401	$455	$417
Latin America	67	62	19
Europe/Africa/Russia Caspian	153	88	101
Middle East/Asia Pacific	75	79	70
Industrial Services	22	23	(17)

Total Operations	$718	$707	$590

Corporate and Other Profit Before Tax
Interest expense, net	(54)	(52)	(57)
Corporate and other	(91)	(67)	(64)

Corporate, net interest and other	(145)	(119)	(121)

Profit Before Tax	$573	$588	$469

Profit Before Tax Margin[1]
North America	14%	19%	15%
Latin America	12%	13%	3%
Europe/Africa/Russia Caspian	17%	11%	11%
Middle East/Asia Pacific	10%	12%	9%
Industrial Services	8%	9%	(6)%

Total Operations	13%	16%	11%

[1]

Profit before tax margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

[2]

Includes a charge of $315 million before-tax recorded in the fourth quarter of 2011 related to the impairment of certain trade names. The impairment charge recognized in each segment is as follows: North America—$105 million; Latin America—$64 million; Europe/Africa/Russia Caspian—$48 million; Middle East/Asia Pacific—$47 million; and Industrial Services—$51 million.

[3]

The revenue and profit before tax of Reservoir Development Services have been reclassified from the Industrial Services segment into the geographic operating segments. Segment revenue and profit before tax for the three months ended March 31, 2011 and December 31, 2011, have been reclassified to reflect this change.

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Table 4: Supplemental Financial Information Excluding Certain Identified Items

The following table contains non-GAAP measures of operating profit before tax and operating profit before tax margin excluding impairment charges recorded in the fourth quarter of 2011 (see Table 3). There were no items requiring adjustment for the first quarters of 2011 or 2012.

	Three Months Ended
	March 31,		December 31,
(In millions)	2012	2011[2]	2011[2]
Segment Revenue
North America	$2,863	$2,358	$2,828
Latin America	573	474	602
Europe/Africa/Russia Caspian	893	782	910
Middle East/Asia Pacific	745	664	764
Industrial Services	281	247	283

Total Operations	$5,355	$4,525	$5,387

Operating Profit Before Tax[1]
North America	$401	$455	$522
Latin America	67	62	83
Europe/Africa/Russia Caspian	153	88	149
Middle East/Asia Pacific	75	79	117
Industrial Services	22	23	34

Total Operations	$718	$707	$905

Operating Profit Before Tax Margin[1]
North America	14%	19%	18%
Latin America	12%	13%	14%
Europe/Africa/Russia Caspian	17%	11%	16%
Middle East/Asia Pacific	10%	12%	15%
Industrial Services	8%	9%	12%

Total Operations	13%	16%	17%

[1]

Operating profit before tax is a non-GAAP measure defined as profit before tax (“income before income taxes”) less certain identified costs. Operating profit before tax margin is a non-GAAP measure defined as operating profit before tax divided by revenue. Management uses each of these measures because it believes they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

[2]

The revenue and profit before tax of Reservoir Development Services have been reclassified from the Industrial Services segment into the geographic operating segments. Segment revenue and profit before tax for the three months ended March 31, 2011 and December 31, 2011, have been reclassified to reflect this change.

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Baker Hughes Operational Highlights

North America

Recently in U.S. Land, Baker Hughes deployed an 11-stage Frac-Point™ system with 22 newly developed multiport sleeves with DirectConnect ports. This technology will allow fracture initiation from multiple ports in each isolated horizontal section to maximize reservoir contact.

Baker Hughes has installed a 30-stage OptiPort™ completion system in central Oklahoma. Newly introduced OptiPort™ technology in U.S. Land allows the customer to selectively choose where to locate the sleeve and initiate the fractures with an unlimited number of zones. This technology saves time and lowers fluid consumption.

Baker Hughes continues to demonstrate its leadership position in the ultra-High Pressure/High Temperature (HP/HT) market by setting the deepest liner to date in the Gulf of Mexico at 33,882 ft. (10,327 m).

In Canada, Suncor Energy awarded Baker Hughes the President’s Operational Excellence Award for our Centigrade™ Ultra Temperature Electrical Submersible Pump. This technology was awarded based on strategic alignment and technical excellence at Suncor’s Firebag facility, which will enable substantial savings over the span of the three-year project.

Latin America

In Brazil, Baker Hughes completed drilling the first horizontal well in the pre-salt reservoir in the Lula field in the offshore Santos basin. Our AutoTrak™ rotary steerable system and CoPilot™ real-time drilling optimization service were used in this well, which improved drilling efficiency by 75%.

In Brazil, our Kymera™ hybrid drill bit was used to drill a 26-in. (66 cm) section in a single run offshore in the pre-salt area. The rate of penetration was 50% to 300% faster than offset wells. This new technology is a step change in cost and efficiency for operators in the pre-salt area.

In Argentina, Baker Hughes stimulated two unconventional wells in the southern region.

Europe/Africa/Russia Caspian

Baker Hughes continues to be a leader in the HP/HT Wireline market in the North Sea. During the quarter, Baker Hughes had numerous operational successes, recorded record revenue and secured an important HP/HT contract to further strengthen this position.

Baker Hughes was awarded a two-year contract in the southern North Sea to provide 32 Cr16 Coiled Tubing velocity strings ranging from 3,500 to 5,000 meters in length. Other services will include coiled tubing cleanouts, plug retrievals and nitrogen gas lifts.

Using our LWD tools in deepwater offshore Nigeria, Baker Hughes retrieved 60 test points from a 12 1/4-in. x 13 1/2-in. (31 cm x 34 cm) hole without pulling out of the hole. This technology demand will continue to grow in deepwater Africa, and its reliability is critical in areas such as Mozambique, Ghana, Nigeria and Angola.

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In the Russia Caspian area, Baker Hughes signed a $100 million, three-year Artificial Lift contract with a major operator. The contract scope includes approximately 1,000 wells over three years. Baker Hughes’ complete Artificial Lift and Oil Pump Services portfolio and experience with repairing Russian ESP systems were critical factors in winning this contract.

Middle East/Asia Pacific

In Australia, Baker Hughes was awarded a three-year liner hanger and wireline contract to service wells offshore Western Australia in the harsh-environment deepwater area.

In China, Baker Hughes Pressure Pumping and Completion Services completed a 20-stage, openhole, multistage fracturing operation, the second of a 12-well campaign. The unconventional market continues to grow with another commitment for 20 FracPoint™ systems from a NOC.

In Vietnam, Baker Hughes was awarded a contract for multiple service lines including Drilling Services, Wireline, Cementing and Fishing Services by a major IOC. This contract solidifies Baker Hughes as a major provider of Drilling and Evaluation services in the deepwater segment of Southeast Asia.

Supplemental Financial Information

Supplemental financial information for the first quarter 2008 through the first quarter 2012 can be found on our website at: www.bakerhughes.com/investor in the financial information section.

Conference Call

The Company has scheduled a conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Tuesday April 24, 2012, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the company’s website and available for real-time viewing. To access the call, please call the conference call operator at 800-374-2469, or 706-634-7270 for international calls, 20 minutes prior to the scheduled start time and ask for the “Baker Hughes Conference Call.” A replay of the call will be available through Tuesday, May 8, 2012. The number for the replay is 855-859-2056 in the United States, or 404-537-3406 for international calls, and the access code is: 59811229. To access the webcast, go to: http://www.bakerhughes.com/investor.

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Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward–looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.

These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of these risk factors:

Economic conditions – the impact of worldwide economic conditions and sovereign debt crises in Europe; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; and foreign currency exchange fluctuations and changes in the capital markets in locations where we operate.

Oil and gas market conditions – the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks – war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks.

Price, market share, contract terms, and customer payments – our ability to obtain market prices for our products and services; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, to successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.

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Costs and availability of resources – our ability to manage the costs, availability, distribution and delivery of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, gel, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations; our ability to maintain information security.

Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; laws, regulations or restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling or permit and operational delays or program reductions as a result of the new regulations in the Gulf of Mexico and other areas of the world; changes in export control laws or exchange control laws; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.

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Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company’s 58,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes’ century-long history, visit: www.bakerhughes.com.

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